Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-177985 on Form S-1 of our reports dated March 4, 2011 relating to the consolidated financial statements and the consolidated financial statement schedule of Caesars Entertainment Corporation and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

December 28, 2011